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Exhibit 24.3

                               POWER OF ATTORNEY


Continental Holding Foundation, a company organized under the laws of Liechtenstein, with its principal address at Mitteldorf 1, Postfach 838, FL 9490 Vaduz, Liechtenstein (the "Company"), hereby make, constitute and appoint Pavel Valentinovich Kulikov, a citizen of the Russian Federation, holding passport series VII-SB No. 607394, issued by Militia Department No. 49 of the City of Moscow on 7 April 1993, as its true and lawful attorney, to execute and cause to be filed with the United States Securities and Exchange Commission on behalf of the Company a Schedule 13D or any amendment thereto, or any other filings with the United States Securities and Exchange Commission necessary or appropriate in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Telecom Limited and which the Company may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

This power of attorney shall remain in effect until revoked in writing by the undersigned.

IN WITNESS WHEREOF, Continental Holding Foundation has caused this instrument to be executed by its duly authorized director, Martin Gstoehl on the 16 day of May 2002.


                         CONTINENTAL HOLDING FOUNDATION


                              /s/ Martin Gstoehl
                              By:    lic.iur. Martin Gstoehl
                              Title: Member of Foundation Council